UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2015 (September 13, 2015)

SMTP, Inc.

 (Exact name of Company as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

670 N. Commercial St., Suite 107, Manchester, NH	03101
(Address of principal executive offices)	(Zip Code)

Company's telephone number, including area code: 877-705-9362

10 Tara Blvd., Suite 430, Nashua, NH 03062

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Jonathan Strimling

On September 13, 2015, Jonathan Strimling agreed to resign as Chief Executive Officer and Secretary of SMTP, Inc. (the “Company”), as a director of the Company and from any and all other officer and employee positions with the Company effective on September 30, 2015.

Richard Carlson

On September 13, 2015, the Company’s board of directors elected Richard Carlson as the Chief Executive Officer of the Company and as a member of the Company’s board of directors, effective October 1, 2015. Mr. Carlson will also continue to serve as President of the Company and President of SharpSpring, Inc. (“SharpSpring”), the Company’s wholly owned subsidiary. Mr. Carlson continues as an Executive Officer of the Company for Section 16 Purposes.

In connection with his new positions, Mr. Carlson has entered into a new employee agreement with an effective date of October 1, 2015, a copy of which is attached as hereto as Exhibit 10.1 and is incorporated by reference herein. Mr. Carlson shall receive as compensation, among other things, (i) a base salary of $200,000 per year, (ii) quarterly bonus compensation with a quarterly bonus target amount of $25,000, which will be tied to the achievement of Company financial targets and CEO goals during the year, and (iii) an option to purchase up 250,000 shares of common stock. The options vest monthly over a four year period in equal installments of 5,208 shares per month beginning October 31, 2015, except that during the final month of vesting 5,224 shares shall vest. All of the options expire on September 30, 2025.

Mr. Carlson, age 42, was appointed President of the Company on July 31, 2015 and also serves as the President of SharpSpring, where he is responsible for overseeing SharpSpring. He has served in that capacity since the Company acquired the assets of RCTW, LLC, a Delaware limited liability company, f/k/a SharpSpring, LLC (“RCTW”) on August 15, 2014. Prior to that time, from December 2011 to August 15, 2014, he served as president of RCTW. From April 2009 to December 2011, Mr. Carlson served as the Managing Director of US Operations for Panda Security, an Internet security software company.

On August 15, 2014, pursuant to an Asset Purchase Agreement (“Asset Purchase Agreement”) with RCTW, and subject to the terms and conditions contained therein, at the closing, RCTW sold to the Company the purchased assets, and the Company assumed RCTW’s assumed liabilities, all as more fully described in the Asset Purchase Agreement. At the closing, $5,000,000 of the purchase price was paid in cash by the Company to RCTW. On May 18, 2015, the Company entered into a Subscription Agreement with RCTW for the issuance of 545,455 shares of Common Stock to RCTW for an aggregate value of $3,000,000, which represented a pre-payment in satisfaction of an equal amount of the earn-out due and payable by the Company to RCTW under the Asset Purchase Agreement. The closing occurred on May 21, 2015. Additionally, on May 21, 2015, the Company made a pre-payment of $2,000,000 in cash to RCTW in satisfaction of an equal amount of the earn-out due and payable by the Company to RCTW under the Asset Purchase Agreement. The remaining $1,000,000 of the Cash Earn Out (as defined in the Asset Purchase Agreement) and the Stock Earn Out (as defined in the Asset Purchase Agreement) shall be paid out in full, with such payments being made on the date specified by the Asset Purchase Agreement. The Cash Earn-Out component and Stock Earn-Out Stock component are secured pursuant to a security agreement executed by SharpSpring, granting a security interest to RCTW in the purchased assets; and a pledge agreement executed by the Company, granting a security interest to RCTW in 100% of the capital stock of SharpSpring.

Item 8.01

Other Events.

Press Release

On September 14, 2015, the Company issued a press release announcing the election of Richard Carlson as the Company’s Chief Executive Officer and as a director of the Company effective as of October 1, 2015, and announced the resignation of Jon Strimling. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement - SharpSpring (incorporated by reference to the Company’s first Form 8-K filed on August 15, 2014)
10.2	Employee Agreement – Richard Carlson
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTP, INC.

By:	/s/ Edward S. Lawton
Edward S. Lawton,
Chief Financial Officer

Dated: September 14, 2015